INTL FCStone Inc. Announces Private Offering
of $350 Million of Senior Secured Notes Due 2023
NEW YORK, October 22, 2018 - INTL FCStone Inc. (NASDAQ: INTL) (the “Company”) today announced that it intends to offer, subject to market conditions and other factors, $350 million in aggregate principal amount of Senior Secured Notes due 2023 (the “Notes”). The Notes and the related Note guarantees will be offered in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain persons outside the United States pursuant to Regulation S under the Securities Act.
The Notes will be guaranteed on a senior second lien secured basis by subsidiaries of the Company that guarantee the Company’s revolving credit facility. The Notes and the related guarantees will be secured by liens on substantially all of the Company’s and the guarantors’ assets, subject to certain customary and other exceptions and permitted liens. The liens on the Company’s and the guarantors’ assets that secure the Notes and the related guarantees will be contractually subordinated to the liens on the Company’s and the guarantors’ assets that secure the Company’s and their existing and future first lien secured indebtedness, including indebtedness under the Company’s revolving credit facility, as a result of the lien subordination provisions of an intercreditor agreement to be entered into by the collateral agent for the Notes and the agent for the Company’s revolving credit facility. The Notes are expected to pay interest semi-annually, in arrears.
The Company intends to use the net proceeds from the offering to repay in full indebtedness outstanding under its revolving credit facility and outstanding indebtedness of the Company’s operating subsidiaries, including amounts outstanding under committed and uncommitted credit facilities (but, in any event, not to permanently reduce the commitments under any of these facilities).
This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes, the related guarantees or any other security, nor shall there be any offer, solicitation or sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. Any offers of the Notes and the related guarantees will be made only by means of a private offering memorandum.
The offer and sale of the Notes and related guarantees have not been, and will not be, registered under the Securities Act, or the securities laws of any other jurisdiction, and the Notes and related guarantees may not be offered or sold in the United States absent registration or applicable exemptions from registration requirements.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements, including statements relating to the offering and as to the Company’s use of any net proceeds from the sale of the Notes, which are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and other factors that could cause the Company’s actual results, prospects and opportunities to differ materially from those expressed in or implied by, the forward-looking statements, including the risk that the offering is not completed, the Company’s broad discretion over the use of any proceeds from the offering and the factors set forth in the Company’s filings with the SEC (including under “Risk Factors” in those filings). Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements.

Contact
INTL FCStone Inc.
Kent Coughlin
Director of Public Relations
+615-234-2756
kent.coughlin@intlfcstone.com